                                                                    EXHIBIT 99.1

INVESTOR RELATIONS CONTACT:                MEDIA CONTACT:
GINA HAGGERTY                              JOHN SNYDER
Western Wireless Corporation               Snyder Buscher
Phone 425-586-8671                         Phone 206-652-9710
Fax 425-586-8102                           Fax: 206-652-9705

             WESTERN WIRELESS CORPORATION EXPANDS BOARD OF DIRECTORS

BELLEVUE, WA-OCTOBER 19, 2000--Western Wireless Corporation (NASDAQ:WWCA) today announced that Mikal J. Thomsen, president and chief operating officer of Western Wireless; Theresa E. Gillespie, executive vice president of Western Wireless; and Peter H. van Oppen, chairman and chief executive officer of Advanced Digital Information Corporation (NASDAQ:ADIC) have been appointed members of the Board of Directors of Western Wireless.

"Theresa, Mikal and I have worked together for nearly 10 years. They have both made extraordinary contributions to the growth and success of Western Wireless and I am very pleased that they have both joined our Board of Directors," said John W. Stanton, chairman and chief executive officer of Western Wireless. "Peter van Oppen is an outstanding executive. I have known Peter for many years and am confident that his broad experience and expertise in the computer industry will make him a valued member of our Board particularly as we pursue wireless Internet strategies." ADIC is a leading device-independent data storage provider to the open systems marketplace, with headquarters in Redmond, Washington.

Mikal J. Thomsen has been president of Western Wireless since May 1999, and chief operating officer of Western Wireless and one of its predecessors since 1991. In his capacity as chief operating officer, Mr. Thomsen has been responsible for all domestic cellular operations since April 1998. He was also a director of Pacific Northwest Cellular, a predecessor of Western Wireless, from 1991 until Western Wireless was formed in 1994. From 1983 to 1991, Mr. Thomsen held various positions at McCaw Cellular Communications, Inc., serving as general manager of its International Division from 1990 thru 1991 and as general manager of its West Florida Region from 1987 to 1990.

Theresa E. Gillespie has been executive vice president of Western Wireless since May 1999. Prior to being elected executive vice president, Ms. Gillespie served as senior vice president of Western Wireless from 1997 until May 1999, and chief financial officer of Western Wireless and one of its predecessors from 1991 to 1997. Ms. Gillespie was chief financial officer of certain entities controlled by Mr. Stanton and Ms. Gillespie since 1988. From 1986 to 1987, Ms. Gillespie was senior vice president and controller of McCaw Cellular Communications, Inc.

Peter van Oppen has served as chairman of the board and chief executive officer of ADIC since its acquisition by Interpoint in 1994. He served as president and chief executive officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996, as president and chief operating officer of Interpoint from 1987 to 1989 and as executive vice president for Finance and Operations of Interpoint from 1985 to 1987. Mr. van Oppen served as a director of Pacific Northwest Cellular, a predecessor to Western Wireless from 1992 - 1994. Mr. van Oppen also serves as a director of Seattle FilmWorks, Inc., Spacelabs Medical, Inc. and Key Technology, Inc.

ABOUT WESTERN WIRELESS CORPORATION

Western Wireless Corporation is a leading provider of rural communications in the western United States. The company owns and operates wireless cellular phone systems marketed under the Cellular One(R) national brand name in 19 states west of the Mississippi River. Through the 2nd quarter of 2000, Western Wireless was providing service to 930,500 customers. In addition, Western Wireless International holds licenses to offer wireless services in nine countries. You can learn more about Western Wireless at www.wwireless.com